                                                                    EXHIBIT 6(b)

                              AMENDMENT NUMBER ONE
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT

This Amendment Number One, dated November 1, 2004, to the Investment Advisory Agreement, dated May 31, 1997 (the "Agreement"), by and between Van Kampen Trust for Investment Grade Florida Municipals (the "Fund"), a Massachusetts business trust (the "Trust"), and Van Kampen Asset Management (the "Adviser," successor in interest of Van Kampen Investment Advisory Corp.), a Delaware statutory trust, hereby amends the terms and conditions of the Agreement in the manner specified herein.

                               W I T N E S S E T H

WHEREAS, the Board of Trustees of the Fund at a meeting held on September 23, 2004 has approved a reduction in the investment management fee payable by the Fund to the Adviser; and

WHEREAS, the parties desire to amend and restate Section 2. (a) of the Agreement relating to the investment management fee.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, as follows:

   Section 2.(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

2. (a) Fee. For the services and facilities described in Section 1, the Fund will accrue daily and pay to the Adviser at the end of each calendar month an investment management fee equal to 0.55% of the average daily managed assets of the Fund (which for purposes of determining such fee, shall mean the average daily value of the Fund, minus the sum of accrued liability other than the aggregate amount of any borrowings undertaken by the Fund).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

    VAN KAMPEN TRUST FOR INVESTMENT             VAN KAMPEN ASSET MANAGEMENT
    GRADE FLORIDA MUNICIPALS

    By: /s/ Ronald E. Robison                   By: /s/ Edward C. Wood, III
        ---------------------------------           ----------------------------
        Ronald E. Robison                           Edward C. Wood, III
        Executive Vice President                    Managing Director
        and Principal Executive Officer